Exhibit 99.1
June 1, 2021

Landec Sells Investment in Windset Holdings

Early sale to affiliates of founding and controlling investors for $45.1 million
Net proceeds to be used to repay a portion of outstanding term debt and de-lever balance sheet
SANTA MARIA, Calif., June 1, 2021 (GLOBE NEWSWIRE) -- Landec Corporation (Nasdaq: LNDC), a diversified health and wellness company with two operating businesses, Lifecore Biomedical, Inc. and Curation Foods, Inc. (“Curation”), today announced that it has completed the sale of all of its equity interests in Windset Holdings 2010 Ltd. (“Windset”) to affiliates of the founding and controlling investors of Windset for a purchase price of $45.1 million, which is equal to the carrying value on Landec’s balance sheet as of the fiscal third quarter ended February 28, 2021.
Dr. Albert Bolles, Landec’s Chief Executive Officer, stated, “We continue to take actionable steps to enhance shareholder value through the Project SWIFT framework, and I’m pleased to close on the sale of our investment in Windset, which is an early exercise of our put right that would have otherwise been receivable in September of 2022.”
John D. Morberg, Landec’s Chief Financial Officer, stated, “We are excited to complete the early sale of our investment in Windset for $45.1 million and simultaneously reduce our term debt by $41.2 million, which is the net proceeds after early repayment fees. Giving effect to this transaction, our pro forma net debt leverage ratio would have been reduced to 4.6x from 5.8x on a trailing twelve month basis as of our fiscal third quarter ended February 28, 2021, as calculated under our credit agreements. This sale provides greater financial flexibility to achieve our strategic goals and strengthen our balance sheet.”
All of the net proceeds from the transaction were used to repay term debt under our existing term loan facility. As a result of this debt repayment, Landec expects to reduce interest expense by approximately $3.9 million on an annual basis. The Company expects to incur approximately $3.9 million of fees in connection with the repayment of debt as a result of this transaction, which will be recognized in the fiscal 2022 first quarter.

About Landec Corporation
Landec Corporation (Nasdaq: LNDC) is a leading innovator of diversified health and wellness solutions with two operating businesses:  Lifecore Biomedical, Inc. and Curation Foods, Inc. Landec designs, develops, manufactures and sells products for the biopharmaceutical and food industries. Lifecore Biomedical is a fully integrated contract development and manufacturing organization (CDMO) that offers highly differentiated capabilities in the development, fill and finish of sterile injectable pharmaceutical products in syringes and vials. As a leading manufacturer of premium, injectable grade Hyaluronic Acid, Lifecore brings 35 years of expertise as a partner for global and emerging biopharmaceutical and biotechnology companies across multiple therapeutic categories to bring their innovations to market. Curation Foods is focused on innovating and distributing plant-based foods with 100% clean ingredients to retail, club and foodservice channels throughout North America. Curation Foods brands include Eat Smart® fresh packaged vegetables and salads, Yucatan® and Cabo Fresh® avocado products and O Olive Oil & Vinegar® premium artisan products. For more information about the Company, visit Landec’s website at www.landec.com.
Important Cautions Regarding Forward-Looking Statements
This press release contains forward-looking statements regarding future events and our future results that are subject to the safe harbor created under the Private Securities Litigation Reform Act of 1995 and other safe harbors under the Securities Act of 1933 and the Securities Exchange Act of 1934. Words such as “anticipate”, “estimate”, “expect”, “project”, “plan”, “intend”, “believe”, “may”, “might”, “will”, “should”, “can have”, “likely” and similar expressions are used to identify forward-looking statements. All forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with operations, the ability to achieve acceptance of the Company’s new products in the market place, weather conditions that can affect the supply and price of produce, government regulations affecting our business, the timing of regulatory approvals, the Company’s’ ability to recognize anticipated cost savings or synergies on the anticipated timeline, if at all, the Company’s ability to enact the anticipated goals related to Project SWIFT, including those described in this press release, uncertainties related to COVID-19 and the impact of our responses to it, the ability to successfully integrate Yucatan Foods into the Curation Foods business, and the mix between domestic and international sales. For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to our filings with the Securities and Exchange Commission, including the risk factors contained in our most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K. Forward-looking statements represent management’s current expectations and are inherently uncertain. Except as required by law, we do not undertake any obligation to update forward-looking statements made by us to reflect subsequent events or circumstances.
Contact Information:
Investor Relations
Jeff Sonnek
(646) 277-1263
jeff.sonnek@icrinc.com